Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
                371 E STREET, CHULA VISTA, CALIFORNIA 91910-2615
         TELEPHONE (858)722-5953 FAX (858) 408-2695 FAX (858) 764-5480
                          E-MAIL changgpark@gmail.com


June 27, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 19, 2007 on the audited financial statements of Rosca, Inc. as of May 31, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
--------------------------------
Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
         Registered with the Public Company Accounting Oversight Board